EXHIBIT 4.1

FIRST AMENDMENT

TO

POOLING AND SERVICING AGREEMENT

WASHINGTON MUTUAL MORTGAGE PASS-THROUGH CERTIFICATES, WMALT SERIES 2006-1

This first amendment (this “Amendment”) to the Pooling and Servicing Agreement, dated as of January 1, 2006 (the “Pooling Agreement”) respecting the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-1 (the “Certificates”), by and among WaMu Asset Acceptance Corp., as depositor (the “Company”), Washington Mutual Bank, as Servicer, (the “Servicer”), LaSalle Bank National Association, as Trustee (the “Trustee”), and Christiana Bank & Trust Company, as Delaware Trustee (the “Delaware Trustee”), is made as of April 1, 2006 by and among the Company, the Servicer and the Trustee.

RECITALS

A.        Pursuant to Section 10.01(a)(vi) of the Pooling Agreement, the Pooling Agreement may be amended by the Company, the Servicer and the Trustee, without the consent of any of the Certificateholders and, if such amendment does not modify the rights or obligations of the Delaware Trustee under the Pooling Agreement, without the consent of the Delaware Trustee, to add any provision to, or amend any provision in, the Pooling Agreement, if such amendment or addition does not adversely affect in any material respect the interests of any Certificateholder, provided that (i) each Class PPP Certificateholder has consented to such amendment, if the amendment modifies the rights of the Class PPP Certificateholders to receive Assigned Prepayment Premiums, and (ii) the Company has obtained a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

B.         The Holder of the Class PPP Certificates has consented to this Amendment.

C.        The Company has obtained a letter from each Rating Agency stating that this Amendment would not result in the downgrading or withdrawal of the respective ratings assigned to the Certificates.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained, the Company, the Servicer and the Trustee agree as follows:

Section 1.  Amendment.  The definition of “Prepayment Premium” in Article I of the Pooling Agreement is hereby amended and restated to read as follows:

“Prepayment Premium:  With respect to any Mortgage Loan, any fee or premium required to be paid by the Mortgagor if the Mortgagor voluntarily prepays such Mortgage Loan in full as provided in the related Mortgage Note or Mortgage, except for any such fee or premium required to be paid more than three years after origination thereof.”

                        Section 2.  Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws provisions.

                        Section 3.  Other Provisions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Pooling Agreement.  Except as amended hereby, the Pooling Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, the Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the date first above written.

WaMu ASSET ACCEPTANCE CORP.

By:_______/s/ Thomas G. Lehmann___________
Name: Thomas G. Lehmann
Title: First Vice President

WASHINGTON MUTUAL BANK,
as Servicer

By:________/s/ Barbara Loper______________
Name: Barbara Loper
Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as Trustee

By:  _________/s/ Rita Lopez________________
Name:  Rita Lopez
Title:  Vice President

[Signature page to First Amendment to Pooling and Servicing Agreement for WMALT Series 2006-1]